Exhibit 99.1

NEWS RELEASE
                                                                         CONTACT
                                                                 David E. Bosher
                                                      Vice President & Treasurer
                                                                  (804) 287-5685

                   CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
                          RECORD FIRST QUARTER RESULTS

RICHMOND, VA, October 23, 1997 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) today reported record first quarter net income of $2.0 million, or $.25 per share, for the period ended September 30, 1997. Net income for the same quarter of fiscal 1997 amounted to $1.7 million, or $.21 per share, and included a gain of $0.3 million, or $.02 per share, from the sale of the Company's consumer publishing business. There were 8,109,000 average outstanding shares for the first quarter of fiscal 1998, compared to 8,024,000 average outstanding shares for the same period of last year.

Sales for the first quarter of fiscal 1998 were $92.4 million compared to sales of $93.9 million in the first quarter of fiscal 1997. The lower sales were due to the closing of several facilities in connection with restructuring actions taken in the fourth quarter of fiscal 1997 and the sale of the consumer publishing operation in the first quarter of fiscal 1997. Adjusted for these closings and the divestiture, sales rose 5% in the first quarter of fiscal 1998. The Company's Professional Communications sector sales increased 1% as continued growth from journal operations (up 5% for the quarter) was offset by lower magazine sales and decreases in paper prices. In the Company's Marketing Communications sector, sales from continuing operations rose 13%, led by strong growth from financial communications, direct marketing, custom publishing, and catalog design operations.

Operating income rose 6% in the first quarter to $5.7 million compared to $5.4 million last year and improved as a percent of sales to 6.2% from 5.7% last year. Adjusted for the gain from the sale of the publishing division, operating income increased 11% from fiscal 1997.

C. Stephenson Gillispie, Jr., president and chief executive officer, stated, "We are pleased by our record first quarter performance and by the continued improvement in our operations. The recent restructuring actions we have taken had a positive impact on this quarter's performance. Perhaps most importantly, we experienced strong sales growth and margin expansion in several of our key operations, including journal services, financial communications, custom publishing, and direct marketing. Our successful execution of the restructuring actions, as well as these positive operating results, gives us increased confidence in our ability to achieve our fiscal 1998 operating and financial goals."

Cadmus Communications Corporation is an integrated communications company offering products and services in two broad areas: marketing communications and professional communications. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.

                                     -more-


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Page 2


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) continuing competitive pricing in the markets in which the Company competes, (2) the gain or loss of significant customers or the decrease in demand from existing customers, (3) the timing of significant orders received from customers, (4) seasonal changes in the demand for the Company's products, (5) changes in the Company's product sales mix, and (6) continued success in the integration of recently acquired businesses.




                     **(See attached financial highlights)**

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


                        CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF INCOME
                              (In thousands, except per share data)
                                           (Unaudited)

                                                                           Three Months Ended
                                                                              September 30,
                                                                    -------------------------------
                                                                       1997                 1996
                                                                    ----------           ----------

Net sales                                                        $      92,362        $      93,922
                                                                    ----------           ----------

Operating expenses:
      Cost of sales                                                     71,814               72,707
      Selling and administrative                                        14,858               16,101
      Restructuring gain                                                     -                 (250)
                                                                    ----------           ----------
                                                                        86,672               88,558
                                                                    ----------           ----------

Operating income                                                         5,690                5,364

Interest and other expenses:
      Interest                                                           1,933                2,076
      Other, net                                                           392                  511
                                                                    ----------           ----------
                                                                         2,325                2,587
                                                                    ----------           ----------

Income before income taxes                                               3,365                2,777

Income taxes                                                             1,329                1,083
                                                                    ----------           ----------

Net income                                                       $       2,036        $       1,694
                                                                    ==========           ==========

Net income per share                                             $         .25        $         .21
                                                                    ==========           ==========

Weighted average common shares outstanding                               8,109                8,024
                                                                    ==========           ==========